UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VIASYS HEALTHCARE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIASYS HEALTHCARE INC.

227 Washington Street, Suite 200
Conshohocken, PA 19428

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2007

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of VIASYS Healthcare Inc. (the “Company”) will be held at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Thursday, May 10, 2007, at 8:30 a.m., local time, for the following purposes:

1.                To elect eight members to the Board of Directors for the ensuing year;

2.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

3.                To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 9, 2007, the record date established by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

Matthew M. Bennett
Secretary

April 5, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.

VIASYS HEALTHCARE INC.

227 Washington Street, Suite 200
Conshohocken, PA 19428

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of VIASYS Healthcare Inc., a Delaware corporation (the “Company”), in connection with the 2007 Annual Meeting of Stockholders of the Company, to be held on May 10, 2007, and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, at 8:30 a.m., local time. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 5, 2007.

Execution and return of the enclosed proxy card is being solicited by and on behalf of the Board of Directors of the Company (the “Board”). The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be paid by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company, both in person and by mail, telephone, telefax and other methods of communication.

VOTING AT THE ANNUAL MEETING

Record Date; Proxies; Vote Required

Only stockholders of record at the close of business on March 9, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 33,206,144 shares of common stock, $.01 par value (“Common Stock”). The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted by the proxy agents as recommended by the Board. A stockholder may revoke his or her proxy at any time before it is exercised by written notice to the Secretary of the Company, by delivery of a later-dated, signed proxy or by voting in person at the Annual Meeting.

Election as a director requires a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to take action unless a greater percentage is required by the Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-laws or applicable law.

For the purpose of determining the votes required for approval of matters to be voted on at the Annual Meeting, abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. With regard to the election of directors, votes may be cast in favor of all nominees, withheld, or cast in favor of all nominees except as specified; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the Ernst & Young proposal. For the proposal to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm, abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of such proposal. With respect to any other matter that may properly be brought before the Annual Meeting (except that the approval of which requires a greater percentage than the affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting), abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of such proposal. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Brokers who hold shares in street name for customers have the authority under the rules of the New York Stock Exchange to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors and the ratification of Ernst & Young. A failure by brokers to vote these shares will have no effect on the outcome of the election of directors or the ratification of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2007 (except as indicated otherwise on the footnotes) certain information with respect to the beneficial ownership of shares of Common Stock (the only voting class of Company capital stock outstanding) (i) by each of the Named Executive Officers set forth in the Summary Compensation Table, (ii) by each director, (iii) by each person known to the Company to own beneficially more than five percent of its outstanding Common Stock, and (iv) by all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class Beneficially Owned(3)
Directors:
Randy H. Thurman	910,243	(5)	2.7
Ronald A. Ahrens	29,008	(6)	*
Sander A. Flaum	8,403	(7)	*
Kirk E. Gorman	10,978	(8)	*
Thomas W. Hofmann	2,870	(9)	*
Robert W. O’Leary	20,280	(10)	*
Fred B. Parks, Ph.D.	7,177	(11)	*
Rebecca W. Rimel(4)	—		*
Elliot J. Sussman, M.D.	3,186	(12)	*
Named Executive Officers:
Arie Cohen	98,607	(13)	*
Lori J. Cross	3,627	(14)	*
Martin P. Galvan	260,577	(15)	*
Edward Pulwer	89,375	(16)	*
All Directors and Officers as a Group (17 persons)	1,866,684	(17)	5.6
Holders of More Than 5% of Common Stock:
AXA Assurance I.A.R.D. Mutuelle	1,650,801	(18)	5.0
Barclays Global Investors	2,141,381	(19)	6.4
Capital Research and Management Company	2,392,300	(20)	7.2
Royce & Associates, LLC	2,466,800	(21)	7.4

*                    Less than one percent (1%)

       (1) Except as otherwise indicated, the address of each person named in the table is: c/o VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428.

       (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 15, 2007, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

       (3) Percentage of class beneficially owned as of March 15, 2007.

       (4) On January 17, 2007, the Board of Directors appointed Rebecca W. Rimel as a director of the Company.

       (5) Includes options to purchase 879,326 shares of Common Stock.

       (6) Includes options to purchase 22,008 shares of Common Stock.

       (7) Includes options to purchase 4,269 shares of Common Stock.

       (8) Includes options to purchase 978 shares of Common Stock.

       (9) Includes options to purchase 2,870 shares of Common Stock.

(10) On August 14, 2006, Mr. O’Leary passed away.

(11) Includes options to purchase 7,177 shares of Common Stock.

(12) Includes options to purchase 3,186 shares of Common Stock.

(13) Includes options to purchase 94,995 shares of Common Stock.

(14) On March 2, 2007, Ms. Cross, Executive Vice President and Group President, NeuroCare, resigned from the Company, effective April 4, 2007.

(15) Includes options to purchase 247,664 shares of Common Stock.

(16) Includes options to purchase 82,830 shares of Common Stock.

(17) Includes options to purchase 1,750,157 shares of Common Stock.

(18) Based on a Schedule 13G, filed on February 13, 2007 with the SEC by AXA Assurances I.A.R.D. Mutuelle, AXA Assurance Vie Mutuelle, AXA Courtage Assurance Mutuelle (together with AXA Assurance I.A.R.D. Mutuelle and AXA Assurance Vie Mutuelle, the “Mutuelles AXA”), AXA and AXA Financial, Inc., with respect to beneficial ownership of 1,650,801 shares (i) Mutuelles AXA, as a group controlling AXA, (ii) AXA, as the parent holding company of AXA Konzern AG (Germany) (which has sole voting power and sole dispositive power with respect to 5,890 shares) and AXA Rosenberg Investment Management (which has sole voting power with respect to 708,465 shares and sole dispositive power with respect to 1,611,650 shares), and (iii) AXA Financial, Inc., as the parent holding company for AllianceBernstein (which has sole voting power with respect to 8,170 shares and sole dispositive power with respect to 31,970 shares), an investment advisor, and AXA Equitable Life Insurance Company (which has sole voting power and sole dispositive power with respect to 1,291 shares), an insurance company and an investment advisor, reported sole voting power with respect to 723,816 shares and sole dispositive power with respect to 1,650,801 shares. The principal business address of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle is 26 rue Drouot, 75009 Paris, France; the principal address of AXA is 25, avenue Matignon, 75008 Paris, France; the principal business address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(19) Based on a Schedule 13G, filed on January 23, 2007 with the SEC by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Japan Limited, with respect to the beneficial ownership of 2,141,381 shares, of which these entities have sole voting power with respect to 1,990,951 shares and sole dispositive power with respect to 2,141,381 shares. Barclays Global Investors, NA, a bank, has sole voting power with respect to 1,003,735 shares and sole dispositive power with respect to 1,154,165 shares; Barclays Global Fund Advisors, an investment advisor, has sole voting power and sole dispositive power with respect to 966,351 shares; and Barclays Global Investors, Ltd, a bank, has sole voting power and sole dispositive power with respect to 20,865 shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105, the principal business address of Barclays Global Investors, Ltd is 1 Royal Mint court, London, England C3N 4HH, and the principal business address of Barclays Global

Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-30 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.

(20) Based on a Schedule 13G, filed on February 12, 2007 with the SEC by Capital Research and Management Company, a registered investment advisor, with respect to beneficial ownership of 2,392,300 shares. Capital Research and Management Company has sole voting and sole dispositive power over these shares. The principal business address of Capital Research and Management Company, is 333 South Hope Street, Los Angeles, CA 90071.

(21)   Based on a Schedule 13G/A, filed on January 25, 2007 with the SEC by Royce & Associates, LLC, a registered investment advisor (“Royce”), with respect to beneficial ownership of 2,466,800 shares. Royce has sole voting and sole dispositive power over these shares. The principal business address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In May 2006, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws were amended to eliminate the classification of the Board.

As of the Record Date, the Board consisted of eight directors, Randy H. Thurman, Chairman, Ronald A. Ahrens, Sander A. Flaum, Kirk E. Gorman, Thomas W. Hofmann, Fred B. Parks, Ph.D., Rebecca W. Rimel, and Elliot J. Sussman, M.D. The directorship for all eight directors will expire at the Annual Meeting.

Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated Messrs. Thurman, Ahrens, Flaum, Gorman, Hofmann, Parks and Sussman and Ms. Rimel for election as directors at the Annual Meeting to serve until the Company’s annual meeting of stockholders in 2008, until such director’s successor has been elected and qualified or until their earlier resignation, death or removal.

All nominees are currently directors of the Company, and each has expressed his or her willingness to serve as a director if elected, and the Company knows of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of Messrs. Thurman, Ahrens, Flaum, Gorman, Hofmann, Parks and Sussman and Ms. Rimel. If a nominee is unable to serve as a director, the proxy agents intend to vote for any alternative nominee designated by the Board. Alternatively, the Board may decide to reduce the number of directors.

The Board of Directors unanimously recommends a vote FOR each nominee.

Set forth below is certain information with respect to each nominee.

Randy H. Thurman	Age: 57

Mr. Thurman has served as Chief Executive Officer since April 2001 and became Chairman of the Board upon the Company’s spin-off in November 2001. Since July 2004, Mr. Thurman has also served as President. From 1996 to April 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, a privately held company providing funding and strategic direction to healthcare technology companies. From 1993 to 1996, Mr. Thurman was Chairman and CEO of Corning Life Sciences, Inc., which was a global leader in clinical laboratory testing, pharmaceutical research and esoteric reference testing. Concurrent with the aforementioned positions, Mr. Thurman served as Chairman of the Board of Enzon Pharmaceuticals, Inc. from 1994 to 2001. From 1984 to 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President.

Ronald A. Ahrens	Age: 67

Mr. Ahrens has served as a director of the Company since November 2001 and was named Lead Director in May 2004. Mr. Ahrens, a retired senior executive, has served as an advisor to Merck & Company, Inc., a pharmaceutical company, since 1995. From 1991 to 1995, Mr. Ahrens served as the President of Merck Consumer Healthcare Group Worldwide. Mr. Ahrens retired as Chairman of the Board of Directors of Closure Medical Corporation in June 2004. Mr. Ahrens is also a director of TEMPTIME Corporation, a medical technology company.

Sander A. Flaum	Age: 70

Mr. Flaum has served as a director of the Company since November 2003. Mr. Flaum is currently Managing Partner of Flaum Partners, Inc., a consultancy focused on transformational thinking for the Pharmaceutical and Biotech Industries. Mr. Flaum retired as Chairman of Euro RSCG Life in December 2003; prior to that he was Chairman and CEO of Robert A. Becker Euro RSCG. Mr. Flaum also serves as Adjunct Professor of Management at Fordham University Graduate School of Business and acts as Chairman of the Fordham Leadership Forum, which he founded in 1999. Mr. Flaum also served 18 years with Lederle Laboratories (“Lederle”) (now Wyeth). During his tenure with Lederle, Mr. Flaum served in several capacities, including Marketing Director, Ethical and Biologic Products. Mr. Flaum directed 58 product launches during his distinguished career. Mr. Flaum is also a director of Fisher College of Business at The Ohio State University, Fordham University Graduate School of Business, and the Monterey Institute of International Studies.

Kirk E. Gorman	Age: 56

Mr. Gorman has served as a director of the Company since February 2005 and previously from November 2001 to December 2003. Since October 1, 2003, Mr. Gorman has served as Senior Vice President and Chief Financial Officer of Jefferson Health System, the largest hospital system in metropolitan Philadelphia. From 1992 to 2003, Mr. Gorman served as Senior Vice President and Chief Financial Officer of Universal Health Services, Inc. Mr. Gorman is also a director of IASIS Healthcare Corporation.

Thomas W. Hofmann	Age: 55

Mr. Hofmann has served as a director of the Company since April 2004. Since December 2001, Mr. Hofmann has served as Senior Vice President and Chief Financial Officer of Sunoco, Inc., and held the title of Vice President and Chief Financial Officer from July 1998 to December 2001. Mr. Hofmann is also a director of Sunoco Logistics Partners L.P.

Fred B. Parks, Ph.D.	Age: 59

Dr. Parks has served as a director of the Company since April 2004. Since May 2003, Dr. Parks has served as Chairman and Chief Executive Officer of Urologix, Inc. From 1999 to 2003, Dr. Parks served as Chief Executive Officer for Philips Medical Systems-Cleveland (formerly Marconi Medical). From 1998 to 1999, Dr. Parks served as President, COO and Board member for St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products. From 1976 to 1997, Dr. Parks was employed by EG&G, Inc. (now PerkinElmer, Inc.), a diversified technology global corporation, where he served as President, COO and board member.

Rebecca W. Rimel	Age: 55

Ms. Rimel was appointed to serve on the Board of Directors on January 17, 2007. Since 1994, Ms. Rimel has served as the President and Chief Executive Officer of The Pew Charitable Trusts, which consist of seven individual funds that provide organizations and citizens with fact-based research and tactical solutions. From 1983 to 1994, Ms. Rimel held various executive and management positions with The Pew Charitable Trusts. Ms. Rimel also serves as a Member of the Board of Directors of the Deutsche Asset Management/DWS Scudder Funds, as a Trustee Emeritus of Monticello (the Thomas Jefferson Foundation), a Member of the PNC Bank Advisory Board for Philadelphia and Southern New Jersey, and a Member of the Executive Committee of the Greater Philadelphia Chamber of Commerce.

Elliot J. Sussman, M.D.	Age: 55

Dr. Sussman has served as a director of the Company since May 2005. Since September 1993, Dr. Sussman has served as President and Chief Executive Officer of Lehigh Valley Hospital and Health Network, a comprehensive integrated health care network that includes three hospitals, a 200-member physician group and six community health centers. From 1989 to 1993, Dr. Sussman was Associate Dean and Associate Professor of Medicine, Biological Sciences Division & Pritzker School of Medicine, University of Chicago. His professional experience also includes serving as Executive Director, Clinical Practices of the University of Pennsylvania, Associate Administrator and Director, Clinical Effectiveness Program, Hospital of the University of Pennsylvania, and Associate Professor of Medicine at the University of Pennsylvania. In addition to serving as a Trustee of the Lehigh Valley Hospital and Health Network, Dr. Sussman is also a director of the Allentown Art Museum, Lehigh University, Lehigh Valley PBS/WLVT TV, as well as the Universal Health Realty Income Trust, and ICAD, Inc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board held 12 meetings during the Company’s last fiscal year ended December 30, 2006. The Board currently has a Compensation Committee, an Audit Committee, and a Nominating and Governance Committee. During the last fiscal year, no current director attended fewer than 75% of the total number of meetings of the Board and the committees of which he was a member.

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the New York Stock Exchange (the “NYSE”), are comprised, in part, of those objective standards set forth in the NYSE rules. The Board has adopted certain specific categorical standards to ensure that independent directors do not have a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization, its parent or a consolidated subsidiary that has a relationship with the Company. These guidelines are consistent with the independence requirements of the NYSE listing standards and are set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website, www.viasyshealthcare.com. The information on the website listed in this proxy statement is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Ronald A. Ahrens, Sander A. Flaum, Kirk E. Gorman, Thomas W. Hofmann, Fred B. Parks, Ph.D., Rebecca W. Rimel, and Elliot J. Sussman, M.D.

Compensation of Directors

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($) (g)	Total ($) (h)
Ronald A. Ahrens	—	(1)	59,433	(2)	32,963	(4)	—	—	92,396
Sander A. Flaum	—	(1)	95,283	(2)	24,469	(5)	—	—	119,752
Kirk E. Gorman	—	(1)	62,258	(2)	4,041	(6)	—	—	66,299
Thomas W. Hofmann	32,500		89,073	(2)	11,013	(7)	—	—	132,586
Robert W. O’Leary	—	(1)	155,824	(2)(3)	50,420	(3)(6)	—	—	206,244
Fred B. Parks, Ph.D.	—	(1)	89,073	(2)	21,874	(5)	—	—	110,947
Elliot J. Sussman, M.D.	—	(1)	73,633	(2)	12,514	(6)	—	—	86,147

(1)          Messrs. Ahrens, Flaum, Gorman, O’Leary, Parks, and Sussman elected to receive their entire fees in the form of options to purchase shares of our common stock.

(2)          The amount here represents the aggregate dollar amount of the stock awards recognized for financial statement reporting purposes with respect to fiscal year 2006, computed in accordance with FAS 123R. As part of the Company’s director compensation policy, each director receives an annual equity grant of 3,000 deferred stock units in May of each year for each subsequent year of service. Such annual equity grant is amortized over a three-year period and recognized accordingly in our financial statements. As a result, the amount here represents expenses relating to the annual grants made in

2004, 2005 and 2006. The 2006 annual grant was made on May 11, 2006 and has a grant date fair value of $76,650 computed by multiplying 3,000 shares by $25.55, the closing sale price of our common stock reported by the New York Stock Exchange on the grant date.

(3)          Mr. O’Leary passed away on August 14, 2006. As a result of his death, all of his deferred stock units and stock option grants immediately vested. The unamortized compensation balance related to both his deferred stock units and stock option grants was expensed in 2006.

(4)          Mr. Ahrens elected to receive the entire amount of his fees in the form of options to purchase 6,457 shares of our common stock at an exercise price of $25.55 per share. These options were granted on May 11, 2006 and have a grant date fair value of $25.55 per share, the closing sale price of our common stock reported by the New York Stock Exchange on the grant date.

(5)          Each of Messrs. Flaum and Parks elected to receive the entire amount of his fees in the form of options to purchase 3,522 shares of our common stock at an exercise price of $25.55 per share. These options were granted on May 11, 2006 and have a grant date fair value of $25.55 per share, the closing sale price of our common stock reported on the New York Stock Exchange on the grant date.

(6)          Each of Messrs. Gorman, O’Leary and Sussman elected to receive the entire amount of his fees in the form of options to purchase 2,935 shares of our common stock at an exercise price of $25.55 per share. These options were granted on May 11, 2006 and have a grant date fair value of $25.55 per share, the closing sale price of our common stock reported on the New York Stock Exchange on the grant date.

(7)          The amount here represents the aggregate dollar amount of the cumulative stock option awards recognized for financial statement purposes with respect to fiscal year 2006, computed in accordance with FAS 123R. In 2005, Mr. Hofmann elected to receive the entire amount of his fees in the form of options. This amount represents one-third of the expense recognized by the Company in 2006.

Components of director compensation in 2006 included the following:

•       An annual retainer of $25,000 in cash (payable quarterly) or, if a director elects in lieu of the cash retainer payment, options to purchase $75,000 of Common Stock, calculated based on the market price of Common Stock on the date the options are granted (the “Market Price”). The exercise price for any options granted is equal to the Market Price. The options vest in three annual installments, commencing on the first anniversary of the date of grant;

•       Annual retainer of $5,000 in cash for the Compensation Committee chair and the Nominating and Governance Committee chair and $7,500 in cash for the Audit Committee chair (payable quarterly) or, if a director elects in lieu of the cash retainer payment, options to purchase a number of shares of Common Stock equal to three times the amount of the director’s annual cash retainer divided by the Market Price. The exercise price for any options granted is equal to the Market Price. The options vest in three annual installments, commencing on the first anniversary of the date of grant;

•       Annual retainer of $25,000 in cash for the Lead Director (payable quarterly) or, if the Lead Director elects in lieu of the cash retainer payment, options to purchase $75,000 of Common Stock, calculated based on the Market Price. The exercise price for any options granted is equal to the Market Price. The options vest in three annual installments, commencing on the first anniversary of the date of grant;

•       Initial equity grant to each new director of 7,500 stock units; and

•       Annual equity grant to each director of 3,000 stock units for each year of service.

The shares underlying the equity grants will not be certificated and delivered to the director by the Company until one year after the director’s retirement, except in limited circumstances, and as such may not be sold or transferred until the delivery date.

Audit Committee

The Audit Committee was established by and amongst the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

The members of the Audit Committee are: Thomas W. Hofmann, who serves as Chairman, Kirk E. Gorman, and Elliot J. Sussman, M.D. The Board has determined that all of the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE listing standards and applicable SEC rules. The Board has determined that Messrs. Hofmann and Gorman possess accounting or related financial management expertise, within the meaning of the listing standards of the NYSE, and are audit committee financial experts within the meaning of the applicable SEC rules. For relevant experience of Messrs. Hofmann and Gorman that qualify them as audit committee financial experts, please see their respective biographical information on page 7.

The Audit Committee held 10 meetings during the Company’s last fiscal year. Ernst & Young LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.

The authority of the Audit Committee, as set forth in more detail in its Charter, includes selecting, evaluating and, where appropriate, replacing the accountants to be engaged as the Company’s independent registered public accounting firm, reviewing the fees received by and relationships between the independent registered public accounting firm and the Company, reviewing the results of the audit and other services provided by the independent registered public accounting firm, and reviewing with the independent registered public accounting firm and the Company’s financial and accounting personnel the adequacy and effectiveness of the Company’s accounting and financial controls.

Current copies of the Amended and Restated Audit Committee Charter can be obtained free of charge from the Company’s website, www.viasyshealthcare.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls over financial reporting.

The Audit Committee has established the following procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding financial, accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable financial, accounting, internal accounting controls or auditing matters.

•       The Company has published on its website a toll-free telephone number for receiving complaints regarding financial, accounting, internal accounting controls, or auditing matters.

•       The toll free number is answered and monitored by an independent third party, and the members of the Audit Committee have direct access to this independent third party, if necessary.

•       The independent third party which monitors the toll free number sends its reports to the Chairperson of the Audit Committee.

•       All complaints regarding financial, accounting, internal accounting controls, or auditing matters received on the toll-free telephone number are sent directly to the Audit Committee.

•       The Audit Committee may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

The Company’s internal audit group reports periodically throughout the year directly to the Audit Committee.

Compensation Committee

The members of the Compensation Committee are: Ronald A. Ahrens, who serves as Chairman, Sander A. Flaum and Fred B. Parks, Ph.D. The Board has determined that the members of the Compensation Committee meet the independence requirements of the NYSE listing standards. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has authority, as delegated by the Board, in matters relating to compensation for corporate officers and administration of the Company’s incentive plans. The Compensation Committee held six meetings during the Company’s last fiscal year.

The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Charter can be obtained free of charge from the Company’s website, www.viasyshealthcare.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are: Sander A. Flaum, who serves as Chairman, Ronald A. Ahrens and Rebecca W. Rimel. The Board has determined that the members of the Nominating and Governance Committee meet the independence requirements of the NYSE listing standards. The responsibilities of the Nominating and Governance Committee include making recommendations to the Board on Board organization and procedures, performing evaluations of the Board and individual directors and making director nominations. The Nominating and Governance Committee held three meetings during the Company’s last fiscal year.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members, other Board members and outside search firms on occasion, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for consideration by the Board must follow the procedures described in this proxy statement under the caption “Procedures for Nominating or Recommending for Nomination Candidates for Director.” Once the Nominating and Governance Committee has identified prospective nominees, background information is elicited about the candidates, following which they are investigated, interviewed and evaluated by the Committee, which then reports to the Board. No distinctions are made as between internally recommended candidates and those recommended by stockholders.

The Company’s Corporate Governance Guidelines provide that selection criteria for a director include character, judgment, and experience. Director candidates generally should have substantial accomplishments in their field, as well as high-level managerial experience. The Board seeks a balance of members with financial expertise, scientific expertise, current or recent senior executive responsibility in a public company, government experience, and familiarity with national, international and competitive issues facing the Company. Other relevant factors include independence and diversity of background or experience.

The Nominating and Governance Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Charter can be obtained free of charge from the Company’s website, www.viasyshealthcare.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. Copies of the guidelines can be obtained free of charge from the

Company’s website, www.viasyshealthcare.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

Code of Business Conduct and Ethics for Directors; Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics for Directors and a Code of Conduct applicable to employees, including all officers of the Company. Violations of the Code of Business Conduct and Ethics for Directors may be reported to one or more of the Company’s General Counsel, the Chairman of the Board, the Chairman of the Audit Committee, or the Chairman of the Nominating and Governance Committee of the Board. Violations of the Code of Conduct may be reported to the Compliance Officer and the Audit Committee. Copies of the codes can be obtained free of charge from the Company’s website, www.viasyshealthcare.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

Directors’ Attendance at Annual Meetings of Stockholders

It has been and is the policy of the Board to expect that all directors attend annual meetings of stockholders, except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All of the then-current members of the Board attended the Company’s annual meeting of stockholders in 2006.

Non-Management Directors

Pursuant to the NYSE listing standards, the non-management directors of the Board met four times in 2006. The non-management directors will continue to meet at regularly scheduled executive sessions without management participation and, every two years, will elect one director to act as the Lead Director for each non-management meeting. Ronald A. Ahrens is currently serving as Lead Director. Among other responsibilities, the Lead Director leads executive sessions of the Board (without members of management present) that occur at in-person meetings of the Board and at other times as directors may desire. He also works with the Chairman to set the Board agenda and determine the appropriate materials to be provided to the directors.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director of the non-management directors or the non-management directors as a group, may direct a written request addressed to such directors in care of General Counsel, at the address appearing on the first page of this proxy statement. The General Counsel will periodically forward such communications to the intended Board member or members, as appropriate.

Director Ownership Guidelines

The Guidelines regarding directors’ ownership of Common Stock were adopted in 2005 and amended in September 2006. Pursuant to the guidelines, as amended, directors are required to maintain meaningful equity ownership in the Company to align the interests of the Company’s directors with its stockholders. Accordingly, each director of the Company shall, by the date of the first regularly scheduled meeting of the Board in 2008, or within two years of the director’s election to the Board, whichever is later (such later date being the “Board Measurement Date”), own and hold shares of Common Stock of the Company with an aggregate market value of at least $200,000. These requirements shall be satisfied if the director owns shares of Common Stock of the Company, either acquired on the open market or received upon the exercise of stock options of the Company, or deferred stock units representing the right to receive shares of Common Stock of the Company, with an aggregate market value (which, on any given day, shall be determined based on the closing price of the Company’s Common Stock on the NYSE) that is equal to or exceeds $200,000 on any day prior to the Board Measurement Date.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of the Company for the fiscal year ending December 29, 2007. Ernst & Young was the Company’s independent registered public accounting firm for the fiscal year ended December 30, 2006. This selection will be presented to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent public accountants may be reconsidered by the Audit Committee. A representative of Ernst & Young is expected to be present at the annual meeting, and will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is currently comprised of three independent directors. As members of the Compensation Committee, it is the Committee’s responsibility to determine with management the most effective total executive compensation strategy based on the Company’s business and consistent with stockholders’ interests. The Committee’s principal responsibilities include reviewing the Company’s overall compensation practices, approving compensation for all executives and key employees (excluding the Chief Executive Officer), recommending to the Board compensation of the Chief Executive Officer, and making recommendations to the Board of Directors with respect to major compensation and benefit programs.

The Committee reviewed and discussed the “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE
Ronald A. Ahrens, Chairman
Sander A. Flaum
Fred B. Parks, Ph.D.

March 20, 2007

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our Named Executive Officers, or NEOs.

2006 Compensation

Compensation Objectives

The broad objectives of our compensation programs are to attract high quality candidates and retain and motivate our existing executives as well as to link executive compensation to stockholder value creation. Our programs are designed to retain, incentivize and motivate our current executive group and the executives of businesses we may acquire in the future, and, additionally, provide a basis upon which to recruit talented management from larger medical device companies.

The compensation paid or awarded to our NEOs is designed to meet the following principles:

•       Provide compensation that is competitive with executives in organizations similar to VIASYS in terms of industry, size, organization structure and product platform. We refer to this objective as providing “competitive compensation.”

•       Create a compensation structure in which a significant portion of total compensation is based on the achievement of Company and individual performance objectives. We refer to this objective as “performance-based compensation.”

•       Promote the accumulation and retention of meaningful equity ownership that encourages and reinforces the alignment of executive and stockholder interests. We refer to this objective as “equity-based compensation.”

•       Provide an incentive for long-term continued employment with us. We refer to this objective as “retention compensation.”

Components of Compensation

The primary components of our executive compensation are base salary, annual cash bonus and long-term equity incentives in the form of options and restricted stock units. We developed various components of our 2006 compensation payments and awards to meet our objectives as follows:

Type of Compensation	Competitive Compensation	Performance- Based Compensation	Retention Compensation	Equity-Based Compensation
Base Salary	X
Bonuses	X	X	X
Stock Option Awards	X	X	X	X
Restricted Stock Unit Awards	X	X	X	X

Our philosophy is to target a competitive compensation range between the 50th and 75th percentiles of the market to provide flexibility in the delivery of the various components of pay based on our performance and the experience, special expertise and circumstances of our NEOs. In particular, we target both total annual cash compensation (comprised of base salary plus annual cash bonus) and total direct compensation (comprised of base salary, annual cash bonus and long-term incentives in the form of stock options and restricted stock units) between the 50th and 75th percentiles of such compensation paid to comparable executives of competitor companies. Due to the lack of any significant retirement program for executives, we feel it is justified to target compensation levels between the 50th and 75th percentiles of the market for pay and equity. We determine the mix of compensation based on competitive data. Accordingly, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation.

Determination of Competitive Compensation

In assessing competitive compensation, we annually review each element of total compensation paid by an identified group of peer companies. As part of the process of determining executive officer compensation for 2006, the Compensation Committee retained Watson Wyatt Worldwide to perform a benchmark study of our executive compensation that included a review of publicly available information relating to such peer group companies and published survey data. This dual approach to data collection is employed because we believe this allows us to collect data for executives of other companies that best match the roles our NEOs perform. The purpose of benchmarking is to provide our Compensation Committee with relevant external references as it considers executive compensation issues. Based on its benchmarking study, Watson Wyatt performed a review of pay and equity levels for our NEOs and recommended competitive ranges for each NEO for 2006.

The companies included in the peer group were selected because each is similar to the Company in terms of industry (medical devices and related healthcare manufacturing), size, organization structure and product platform. The peer group is reviewed annually to determine its relevance to us on an ongoing basis. Based on this review, companies may be excluded due to acquisitions or changes in trading status or size. Listed below is the peer group used in establishing external benchmarks for 2006 executive compensation:

 Advanced Medical Optics	 Haemonetics Corporation
 Analogic Corporation	 Inamed Corporation
 Arrow International	 Mentor Corporation
 CONMED Corporation	 Orthofix International
 Cooper Companies, Inc.	 PolyMedica Corporation
 CTI Molecular Imaging	 Respironics
 Cytyc Corporation	 ResMed Inc.
 Datascope Corporation	 Sybron Dental Specialties, Inc.
 Diagnostic Products Corporation	 West Pharmaceuticals

Watson Wyatt’s analysis included a review of SEC filings of companies in our identified peer group. Watson Wyatt also used in its analysis and recommendation industry data from nationally-recognized published compensation surveys, including the medical device and durable goods manufacturing industries. Scope measures, such as revenue or total number of employees, were used to further refine published survey data to ensure the data was relevant to the Company positions. For example, overall Company Corporate revenues were used to benchmark Mr. Thurman’s and Mr. Galvan’s roles. Comparatively, for all other NEO roles, the revenue size of the relevant business unit was used.

Process of Compensation Decisions

All elements of NEO compensation are reviewed each February, after a review of our Company financial and individual NEO performance for the prior year. At the same time, compensation and performance goals for the current year are established. Compensation may also be reviewed at other times during the year in connection with new appointments or promotions.

Recommendations for changes in base salary, target bonus opportunity and equity for our NEOs other than Mr. Thurman are proposed by Mr. Thurman, as these officers report directly to him. His recommendations are made in conjunction with a review of peer proxy and published market data described above, business factors and the individual performance of the executive. Though the determination of earned bonus amounts from the Management Incentive Program (as described below) is primarily formulaic based on performance achievements, Mr. Thurman may make recommendations to the individual performance component of this program for each NEO other than himself. These recommendations are presented to the Compensation Committee which then has the authority to approve or modify them.

Likewise, the Compensation Committee recommends changes to our Board of Directors regarding Mr. Thurman’s base salary, bonus opportunity and equity grants. These recommendations are made in conjunction with a review of the peer proxy and published market data described above, business factors and the individual performance of Mr. Thurman. Though Mr. Thurman’s earned bonus from the Management Incentive Program is primarily formulaic based on performance achievements, the Compensation Committee may have recommendations on the individual performance component of this program for the Board to consider. Recommendations are presented to the Board which then has the authority to approve or modify them.

Base Salaries

We pay base salaries to our executives that are intended to be competitive taking into account the executive’s position, experience and performance. Taking into consideration the factors described above, all NEO base salaries were adjusted at the beginning of March 2006 to be within the prescribed range of recommendations provided by Watson Wyatt, with the exception of Mr. Thurman. The Compensation Committee, using its collective judgment, recommended to the Board that Mr. Thurman be paid at the higher end of the competitive range as a result of the evaluation of his individual performance and the role he plays within the Company. The Board approved this recommendation.

The salaries of our NEOs were adjusted as follows in 2006:

Name	2006 Base Salary	Percentage Increase from 2005 Base Salary
Randy H. Thurman	$700,000	7.7%
Arie Cohen	$272,190	5.5%
Lori J. Cross	$305,000	5.9%
Martin P. Galvan	$320,000	6.0%
Edward Pulwer	$330,000	5.8%

In November 2006, Mr. Pulwer and Mr. Cohen received promotions to new roles within the Company with additional responsibilities, and the salary increases received in connection with such promotions were 21.2%, and 17.6%, respectively. These increases were in addition to the increases set forth above.

Bonus

Annual cash incentive bonuses are awarded under our Management Incentive Program (the “Program”). The objectives of the Program are to motivate and reward eligible employees to achieve company and individual performance goals that create and enhance stockholder value. The Program is comprised of three performance measures:

•       Company-wide performance, measured in earnings per share, or EPS;

•       Strategic business unit, or SBU, performance measured in actual operating income, or OI, against budgeted OI for each SBU; and,

•       Individual performance, measured by the achievement of approved objectives.

A detailed description of each of the three components of the Program is provided below.

Company Performance—Earnings per Share (EPS) – Our Board approves EPS minimum, target and maximum goals at the beginning of each fiscal year after consideration of both the Board-approved budget and results from the prior year. These goals are used as the Company performance measures under the Program with payment scales at various points between minimum and maximum. If, at the end of the fiscal year, actual EPS is below the minimum goal, no bonuses will be paid under any element of the Plan, unless otherwise approved by the Compensation Committee (or the Board with respect to Mr. Thurman).

Business Unit Performance—Operating (OI) – Our Board approves each business unit’s OI budget minimum, target and maximum payout levels which are used as the business unit performance measure with payment scales between the minimum and maximum at the beginning of each fiscal year. It is generally our practice to establish the minimum payout target at least 5% above the prior year’s OI, and achievement of the minimum is necessary in order for a payout on this factor. If actual OI is below the minimum payout level for a particular business unit, participants in that business unit are not eligible to receive any bonus payout under the Plan, unless otherwise approved by the Compensation Committee (or the Board with respect to Mr. Thurman). If there is an acquisition or divestiture during the year, the original approved budget is reviewed and may be adjusted based on the OI impact of the acquired business.

Individual Performance – Individual goal payouts are discretionary, based on the achievement of pre-approved written individual objectives. Mr. Thurman formulates his own individual objectives based on the Company’s business plan for the year that are, in turn, approved by the Board on an annual basis. These objectives are made available to NEOs so that they may formulate their own objectives in a way that supports those developed by Mr. Thurman. The objectives created by each NEO are reviewed and approved by Mr. Thurman, then evaluated under the individual performance component of the Program.

Individual objectives support the achievement of established financial targets but also may, among other things, address expense control; implementation of technology service and product quality improvements; R&D enhancements and the meeting/exceeding of product development schedules and launches; strategic planning; business acquisition support; manufacturing improvements; improved education for our internal and external clients; and international integration activities.

Mr.  Thurman submits a self-appraisal to the Board that provides written supporting documentation regarding the extent to which he has met or exceeded his individual objectives. The Board uses this self-appraisal to assist in determining Mr. Thurman’s individual performance payout. Mr. Thurman reviews each NEO’s performance against his/her written objectives and uses this to assist in determining their individual performance payout under this element of the plan, which is presented to the Compensation Committee for its consideration and approval.

A percentage of each individual’s bonus eligibility is tied to the applicable measures described above and weighted based upon the relative importance of each of the performance factors to the individual’s position. The weighting of the measures for 2006 is as indicated below:

	Weighting of Bonus Performance Factors
Name	Earnings Per Share (EPS)	Business Unit Operating Income (OI)	Individual Performance
Randy H. Thurman	70%	0%	30%
Arie Cohen	20%	50%	30%
Lori J. Cross	20%	40%	40%
Martin P. Galvan	70%	0%	30%
Edward Pulwer	20%	40%	40%

Because Messrs. Thurman and Galvan have responsibility for overall Corporate performance, we believe their bonus factors should be weighted primarily on EPS. During 2006, Messrs. Pulwer and Cohen and Ms. Cross were weighted more heavily on business unit OI to reflect their business unit oversight and responsibility. Individual performance for all NEOs is weighted at 30% - 40% of the overall bonus calculation.

The target bonus opportunities for each participant in the Program are set as a percentage of base salary within the competitive range established for such participant. In accordance with the Program, actual incentive payouts may range from 0% at below minimum performance, 100% (or one times target bonus) at target performance and up to 200% (or two times target bonus) at or above maximum performance.

The intent of the Program is to reward executives for high performance and accordingly, payouts are generally based on achievement of the performance goals. However, the Board has the authority to adjust payments above or below the achieved targets as it deems appropriate.

The performance goals and target payouts for 2006 were established as described above. At the time the goals for payment of target awards to our executives were established, we believed that the target goals were considered to be challenging but also achievable. Nevertheless, at that time, we believed the achievement of goals was substantially uncertain. The following table provides information regarding target award opportunities and actual payments with respect to 2006. No discretionary adjustments were made for the bonuses paid to the NEOs for the 2006 year.

Name	Objective	Objective as a Percentage of Total Target Award Opportunity	Actual Award	Actual Award as a Percentage of Target Award Oportunity
Randy H. Thurman	EPS	70%	$558,600	114.0%
	SBU OI	0%	$0	0.0%
	Individual	30%	$416,400	198.0%
Arie Cohen	EPS	20%	$36,480	114.0%
	SBU OI	50%	$160,000	200.0%
	Individual	30%	$96,000	200.0%
Lori J. Cross	EPS	20%	$34,770	114.0%
	SBU OI	40%	$33,550	55.0%
	Individual	40%	$42,700	70.0%
Martin P. Galvan	EPS	70%	$153,216	114.0%
	SBU OI	0%	$0	0.0%
	Individual	30%	$115,200	200.0%
Edward Pulwer	EPS	20%	$54,720	114.0%
	SBU OI	40%	$192,000	200.0%
	Individual	40%	$192,000	200.0%

Equity Awards

In 2006, we moved away from awarding exclusively stock options and have moved to a portfolio approach in which we grant restricted stock units (RSUs) and stock options to executive officers at the highest levels within our organization. Specifically, RSUs are now the only long-term incentive form of equity awarded to all employees and stock options are granted only to the highest level of management. The goal of granting stock options and restricted stock units to management and officers is to align the long-term interests of each employee with the interests of our stockholders and to provide long-term incentives for the individual officer to remain with the Company. Stock options, in combination with RSU grants, also provide additional leverage to the compensation package and provide growth income for NEOs as their performance has substantial impact on our stock price.

Beginning in 2006 we adopted a new approach to determining the level of equity grants awarded to our NEOs. This approach is being implemented over a two year period. We will first benchmark a minimum, target and maximum level of competitive compensation we want to deliver in the form of RSUs and option grants for each executive officer. The actual size of the award will then be determined within this range based on our review of the NEO’s performance for the prior fiscal year. In general, the performance factor to be considered is the impact the NEO had on one or more of EPS and business unit OI. We may also consider, on a discretionary basis, the NEO’s individual performance.

For 2006, market data, provided by Watson Wyatt, was used to determine competitive minimum, target and maximum levels for the delivery of RSUs. Similarly, a competitive target was established to guide the award of stock options. The levels determined by the Compensation Committee for each NEO are set forth in the following table:

	Restricted Stock Units (as % of Target Base)					Stock Options (as % of Target Base)
Name	Minimum	Target	Maximum	No. RSUs @ Target	Actual Grant	Target	No. Options @ Target	Actual Grant
Randy H. Thurman	75.0%	100.0%	125.0%	26,000	26,000	100.0%	65,000	65,000
Arie Cohen	40.0%	45.0%	50.0%	3,150	3,150	—	—	—
Lori J. Cross	40.0%	50.0%	60.0%	6,000	6,000	25.0%	7,500	7,500
Martin P. Galvan	40.0%	60.0%	80.0%	7,250	7,250	75.0%	22,650	22,650
Edward Pulwer	40.0%	50.0%	60.0%	6,000	6,000	25.0%	7,500	7,500

For 2006, stock options (granted in January 2006) and RSUs (granted in March 2006) were both awarded at target level for the purpose of establishing a baseline for year one of the equity program utilizing the new approach to equity grants described above. The new approach was fully phased in with the equity grants awarded in 2007 and we expect to use this approach for equity grants in future years.

The RSUs awarded under this program vest in three equal annual increments with the first one-third vesting on the grant date of the award, the second one-third vesting on the first anniversary of the date of the grant and the third one-third vesting on the second anniversary of the date of the grant. Options granted under this new program vest in three equal installments beginning on the third anniversary from the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment.

In November 2006, in connection with the execution of his Restated Employment Agreement, the Board granted Mr. Thurman additional RSUs with respect to 26,000 shares of the Company’s common stock that will vest on December 31, 2009 (which is the expiration of the initial term of the Restated Agreement), or, if earlier, upon Mr. Thurman’s death or disability or a change of control of the Company, all in accordance with the agreement.

As a result of an updated market analysis conducted by Watson Wyatt in late 2006 and early 2007 and in recognition of promotions involving several officers (including Messrs. Cohen and Pulwer), the competitive target award levels for RSUs and stock options were adjusted prior to the 2007 grants. In addition, the Committee and Board considered Company and individual performance achievements during 2006 in determining 2007 equity grants for the officers. Based on these adjustments and review, in February 2007, stock options were granted to Messrs. Thurman, Pulwer, Galvan, and Cohen and Ms. Cross to purchase 71,430, 27,550, 27,550, 7,650 and 7,650 shares respectively. Additionally, in March 2007, RSUs were granted to Messrs. Thurman, Pulwer, Galvan, and Cohen and Ms. Cross with respect to 25,000, 15,290, 7,710, 10,430 and 4,290 shares respectively. The RSUs granted to Messrs. Pulwer and Cohen included an award of RSUs in recognition of their promotions for 5,000 and 4,000 shares respectively.

Market Timing of Equity Awards

The Company does not have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information. Annual equity awards for existing officers and employees are made in January and March each year. Equity awards for new hires are made at the next available Compensation Committee meeting following the hire date. The exercise price of options is set at the closing price of Company stock on the date the Compensation Committee approves the grants unless the Chief Executive Officer is one of the employees receiving a grant. If the Chief Executive Officer is one of the employees receiving a grant, the grant date for all grants approved or recommended by the Compensation Committee on a particular date is the date the Board approves the Chief Executive Officer grant. This ensures a common exercise price for grants to the Chief Executive Officer and other officers and employees.

The methodology and practices used to grant RSUs and stock options in 2006 described above will be used in future years unless otherwise disclosed by us.

Benefits

We provide our executive officers with substantially the same benefits offered to all of our non-executive employees. We do provide our NEOs with certain perquisites as part of a competitive compensation package. For 2006, these included a car allowance and annual executive physicals and, for Mr. Thurman, a country club entrance fee and partial reimbursement for a charter air flight. The cost of providing these perquisites is set forth in the “All Other Compensation” column of the Summary Compensation Table below.

Stock Ownership Guidelines

Effective September 20, 2006, the Board adopted stock ownership guidelines for our corporate officers. The stock ownership guidelines are intended to align the interests of our corporate officers with those of our stockholders and promote our commitment to sound corporate governance practices. Each of our NEOs is subject to the stock ownership guidelines.

Under our stock ownership guidelines, each corporate officer shall, by September 20, 2008, own and hold shares of our common stock with an aggregate market value at least equal to the officer’s annual target bonus amount for such year (such number of shares is referred to as the “Target Share Amount”). The Target Share Amount shall be determined by dividing the officer’s annual target bonus amount for such year by the average of the end-of-month closing prices for our common stock for the prior 12-month period, and then rounding such amount to the nearest 100 shares. Shares of our common stock that are (a) acquired on the open market or under the VIASYS Healthcare Inc. Employee Stock Purchase Plan, (b) received upon vesting of RSUs, or (c) received upon the exercise of stock options shall be counted towards the Target Share Amount.

Post Employment and Change in Control Arrangements

We have entered into employment agreements with our NEOs pursuant to which these executive officers are entitled to receive payments upon certain terminations of employment including a termination in connection with a change in control. These payments generally include cash severance and benefits in amounts that depend on the reason for termination. Vesting of outstanding equity awards held by certain NEOs will accelerate upon a change in control. In addition, if any payments to Messrs. Thurman, Galvan or Pulwer in connection with a change in control would be subject to excise tax under Internal Revenue Code section 4999, the Company will pay such excise tax and an additional gross-up amount for any excise tax and federal, state and local income taxes, due with respect to such payment. The material terms of the agreements are described in the section “Potential Payments Upon Termination or Change in Control,” below.

The Company believes that the severance payments under the individual employment agreements are fair and reasonable and will motivate the executives to increase shareholder value while remaining employed by us. The Company believes that the change in control provisions enhance the likelihood of retaining the services of the executive officers in the event the Company was to become an acquisition target and allows the executive officers to continue to focus their attention on the Company’s business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations. We determined to pay the grossed up excise taxes because we believe that the retention incentives would be frustrated by the possible imposition of significant excise taxes on the executives, and we did not wish to have the provisions of the executives’ agreements serve as a disincentive to their pursuit of a change in control that might otherwise be in the best interests of our stockholders.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. As currently structured, portions of the compensation paid to our executives in 2006 may not be deductible under Section 162(m). A portion of compensation paid in future years may also not be deductible as a result of Section 162(m).

In the event of a change in control, payments to an executive may be subject to an excise tax, and may not be deductible by us, under Sections 280G and 4999 of the Internal Revenue Code. If change in control payments exceed certain threshold amounts, certain employment agreements to which the Company is a party require that we may make additional payments to the executives to reimburse them for excise tax imposed by Section 4999 of the Internal Revenue Code, as well as other taxes in respect of the additional payments.

Accounting Considerations for Stock-Based Compensation

Effective January 1, 2006, the Company commenced accounting for stock-based payments in accordance with FASB Statement No. 123(R), “Share-Based Payment.”  The fair value of each award is estimated on the date of grant and expensed in the income statement over the requisite service period of the individual grants, which generally equals the vesting period for the award.

Role of Executives in Determining Executive Compensation

In connection with 2006 compensation, Mr. Thurman, aided by Mr. Gary Mathern (our Corporate Vice President of Human Resources) and our Human Resources department and Watson Wyatt, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Thurman did not make recommendations or give any input as to his own compensation. While the Compensation Committee utilized this information, and valued the observations of Mr. Thurman and Mr. Mathern with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

Summary Compensation Tables

Summary Compensation Table for Fiscal Year 2006

The following table sets forth certain information regarding compensation earned by the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly paid executive officers for the fiscal year ended December 30, 2006 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Randy H. Thurman	2006	692,308	—	495,773	365,050	975,000	—	66,078	(7)	2,594,209
Chairman, President and
Chief Executive Officer
Arie Cohen(4)	2006	276,443	—	56,460	331,179	292,480	—	50,021	(8)	1,006,583
Group President,
Respiratory Care
Lori J. Cross(5)	2006	301,404	—	107,543	306,485	111,020	—	24,926	(9)	851,378
Executive Vice President
and Group President,
NeuroCare
Martin P. Galvan	2006	317,231	—	129,912	105,178	268,416	—	22,400	(10)	843,137
Executive Vice President,
Chief Financial Officer
and Director Investor
Relations
Edward Pulwer(6)	2006	336,652	—	107,543	113,020	438,720	—	93,425	(11)	1,089,360
Executive Vice President
and Chief Operating
Officer

          (1) Represents the dollar amounts recognized in 2006 with respect to stock awards for financial statement purposes, computed in accordance with FAS 123R. The assumptions used in determining the amounts in this column are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006. For information regarding the number of shares subject to the 2006 awards, other features of the awards and the grant date fair value of the awards, see the Grant of Plan-Based Awards Table on page 25.

          (2) Represents the dollar amounts recognized in 2006 with respect to option awards for financial statement purposes, computed in accordance with FAS 123R. The assumptions used in determining the amounts in this column are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006. For information regarding the number of shares subject to the 2006 awards, other features of the awards and the grant date fair value of the awards, see the Grant of Plan-Based Awards Table on page 25.

          (3) Represents cash payments made under the Company’s Management Incentive Program for 2006 performance. See “Compensation Discussion and Analysis—2006 Compensation—Bonus.”

          (4) Mr. Cohen was appointed Group President, Respiratory Care effective November 13, 2006. Mr. Cohen joined the Company on November 10, 2003 as Group President of Respiratory Technologies.

          (5) On March 2, 2007, Ms. Cross resigned from her position with the Company, effective April 4, 2007.

          (6) Mr. Pulwer was appointed Executive Vice President, Chief Operating Officer effective November 13, 2006.

          (7) $25,180 of this amount represents the amount of a country club entrance fee, $15,433 of this amount represents partial reimbursement of a charter air flight and $12,500 of this amount represents the amount of Mr. Thurman’s annual car allowance.

          (8) $30,000 of this amount represents the amount of Mr. Cohen’s relocation expense fee and $12,000 of this amount represents the amount of Mr. Cohen’s car allowance.

          (9) $12,000 of this amount represents the amount of Ms. Cross’ annual car allowance.

    (10) $12,500 of this amount represents the amount of Mr. Galvan’s annual car allowance.

    (11) $67,058 of this amount represents the amount of Mr. Pulwer’s relocation expense fee and $12,000 of this amount represents the amount of Mr. Pulwer’s annual car allowance.

Grant of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the last fiscal year:

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant
		Estimated Future			Number of	Number of	Exercise or	Date Fair
		Payouts Under Equity			Shares of	Securities	Base Price	Value of
		Incentive Plan Awards			Stock or	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)(1)	(#)(1)	($/Sh)	Awards
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Randy H. Thurman	01/25/06	24,500	700,000	1,400,000	—	65,000	$27.65	700,284
Chairman, President and	03/01/06	—	—	—	26,000	—	—	762,580
Chief Executive Officer	11/06/06	—	—	—	26,000	—	—	734,760
Arie Cohen	01/25/06	1,600	160,000	320,000	—	—	—	—
Group President, Respiratory	03/01/06	—	—	—	3,150	—	—	92,390
Care
Lori J. Cross	01/25/06	1,525	152,500	305,000	—	7,500	$27.65	80,802
Executive Vice President and	03/01/06	—	—	—	6,000	—	—	175,980
Group President, NeuroCare
Martin P. Galvan	01/25/06	6,720	192,000	384,000	—	22,650	$27.65	244,022
Executive Vice President,	03/01/06	—	—	—	7,250	—	—	212,643
Chief Financial Officer and
Director Investor Relations
Edward Pulwer	01/25/06	2,000	200,000	400,000	—	7,500	$27.65	80,802
Executive Vice President and	03/01/06	—	—	—	6,000	—	—	175,980
Chief Operating Officer

For a discussion of the information set forth in the table above, see “Compensation Discussion and Analysis—2006 Compensation—Equity Awards.”

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 30, 2006. Year-end values are based upon a price of $27.82 per share, which was the closing market price of a share of Common Stock on December 29, 2006, the last trading day of our fiscal year.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (2) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Randy H. Thurman	430,000	—	—	$14.23	05/15/2011	—		—	—	—
Chairman, President	130,000	—	—	$19.70	05/09/2012	—		—	—	—
and Chief Executive	250,000	—	—	$13.99	02/13/2013	—		—	—	—
Officer	69,326	34,674	—	$17.52	11/10/2014	—		—	—	—
	—	65,000	—	$27.65	01/25/2016	—		—	—	—
	—	—		—	—	17,334	(3)	482,232	—	—
	—	—	—	—	—	26,000	(4)	723,320	—	—
Arie Cohen	45,000	—	—	$19.54	11/13/2013	—		—	—	—
Group President,	33,330	16,670	—	$16.35	09/22/2014	—		—	—	—
Respiratory Care	16,665	33,335	—	$23.07	10/20/2012	—		—	—	—
	—	—	—	—	—	2,100	(3)	58,422	—	—
Lori J.Cross	90,000	—	—	$19.54	11/13/2013	—		—	—	—
Executive Vice	16,665	8,335	—	$17.52	11/10/2014	—		—	—	—
President and Group	—	7,500	—	$27.65	01/25/2016	—		—	—	—
President, NeuroCare	—	—	—	—	—	4,000	(3)	111,280	—	—
Martin P. Galvan	130,000	—	—	$14.23	06/08/2011	—		—	—	—
Executive Vice President,	20,000	—	—	16.37	11/22/2012	—		—	—	—
Chief Financial Officer	80,000	—	—	13.99	02/13/2013	—		—	—	—
And Director Investor	17,664	8,836	—	17.52	11/10/2014	—		—	—	—
Relations	—	22,650	—	27.65	01/25/2016	—		—	—	—
	—	—	—	—	—	4,834	(3)	134,482	—	—
Edward Pulwer	2,500	—	—	$14.23	09/24/2011	—		—	—	—
Executive Vice President	25,000	—	—	$16.37	11/22/2012	—		—	—	—
and Chief Operating	22,000	—	—	$13.99	02/13/2013	—		—	—	—
Officer	33,330	16,670	—	$16.35	09/22/2014	—		—	—	—
	—	7,500	—	$27.65	01/25/2016	—		—	—	—
	—	—	—	—	—	4,000	(3)	111,280	—	—

(1)             Prior to March 1, 2006, options issued under the Company’s Equity Incentive Plan generally vest in three equal annual installments commencing on the first anniversary of the date of grant and expire if not exercised within ten years from the date of grant.

(2)             Following March 1, 2006, options granted to certain officers of the Company in combination with restricted stock units, described below, under the Company’s Equity Incentive Plan generally vest in three equal installments beginning on the third anniversary from the date of grant.

(3)             Following March 1, 2006, the restrictions on restricted stock units issued under the Company’s Equity Incentive Plan generally lapse as follows: one-third on the date of grant, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant.

(4)             The restrictions on this particular restricted stock unit grant, which was issued to Mr. Thurman in connection with the amendment and restatement of his employment agreement with the Company on November 15, 2006, lapse on December 31, 2009.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the Named Executive Officers at December 30, 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1)($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (2)($) (e)

Randy H. Thurman	400,000	5,257,725	8,666	254,174
Chairman, President and
Chief Executive Officer
Arie Cohen	—	—	1,050	30,797
Group President,
Respiratory Care
Lori J. Cross	30,000	282,170	2,000	58,660
Executive Vice President and
Group President, NeuroCare
Martin P. Galvan	—	—	2,416	70,861
Executive Vice President,
Chief Financial Officer and
Director Investor Relations
Edward Pulwer	50,000	638,500	2,000	58,660
Executive Vice President and
Chief Operating Officer

(1)          Value calculated based on the difference between the market price of our common stock at the time of exercise and the exercise price of the option exercised on such date.

(2)          Value calculated based on the market price of our common stock on the date of grant.

Equity Compensation Plan Information

The following table provides information on the shares of Common Stock that may be issued upon exercise of options or rights outstanding as of December 30, 2006 under the Company’s two equity compensation plans, which include the Equity Incentive Plan and the Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Company has never issued any warrants under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (1)
Equity compensation plans approved by stockholders	3,669,731	$17.95	2,070,423	(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,669,731	$17.95	2,070,423

(1)          The amounts indicated in this column exclude securities listed in the column titled “Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)          As of December 30, 2006, the following number of shares of Common Stock remain available for future issuance under equity compensation programs approved by stockholders: (a) 2,070,423 shares under the Equity Incentive Plan; and (b) 231,872 shares under the Employee Stock Purchase Plan.

Potential Payments upon Termination or Change-in-Control

The following information and tables set forth the payments and benefits payable to each of our NEOs in the event of a termination of employment and/or a change in control in accordance with their respective employment agreements.

For purposes of quantifying the amount of compensation payable to an NEO in the tables below, we have made the following assumptions:

•       Each NEO was terminated on December 31, 2006 and a change in control occurred on December 31, 2006. Accordingly, the tables reflect estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control on December 31, 2006. The actual amounts to be paid to an NEO can only be determined at the time of the termination or change in control.

•       An NEO is entitled to receive amounts earned during his or her term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include base salary, accrued vacation pay and annual cash incentive compensation, and health and insurance benefits. These amounts are not shown in the tables, except for potential prorated bonuses as described below.

•       The pro rated bonus payable under the various termination circumstances below is equal to the actual bonus paid to such individual for fiscal year 2006.

•       The fair market value per share of common stock on the date of termination was $27.82, the price of common stock on December 31, 2006.

•       All equity awards were cashed out on the date of termination or change in control.

•       Continued benefits were provided for the maximum period specified in each agreement.

Randy H. Thurman

Termination by the Executive Officer for Good Reason or Termination by the Company without Cause
(Other than in Connection with a Change in Control)

In the event that Mr. Thurman terminates his employment for good reason (as defined in his employment agreement) or the Company terminates Mr. Thurman’s employment without cause, each equity grant held by Mr. Thurman would immediately vest and, to the extent subject to an exercise period, would remain exercisable for a period of one year following such termination (but not beyond the expiration of the otherwise applicable exercise period). In addition, Mr. Thurman would be entitled to receive his prorated annual cash incentive bonus for the year of termination and a lump sum payment in an amount equal to two times the sum of (i) his annual base salary then in effect and (ii) his most recent short and long-term cash incentive bonus. Mr. Thurman would also be entitled, at the Company’s expense, to outplacement services of up to $40,000, and continuing medical and dental coverage for up to eighteen months at the Company’s expense.

Termination by the Executive Officer  for Good Reason or Termination by the Company without Cause (within the Period of 6 Months prior to the Change in Control to 18 months following a Change in Control)

If a change in control (as defined in Mr. Thurman’s employment agreement) occurs and Mr. Thurman’s employment is terminated by the Company without cause or by Mr. Thurman for good reason within (a) six months prior to the change in control and Mr. Thurman can reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change in control or otherwise arose in connection with or anticipation of a change in control, or (b) the eighteen month period following a change in control, Mr. Thurman would be entitled to a lump sum payment in an amount equal to: (i) his annual bonus paid for the most recently completed fiscal year prorated through the termination date and (ii) three times the sum of his highest annual base salary and bonus in any rolling twelve-month period during the five-year period prior to the change in control. In addition, at the Company’s expense, Mr. Thurman would be entitled to receive outplacement services of up to $40,000 and continuing medical and dental coverage for a period of up to three years and, for purposes of determining eligibility of Mr. Thurman for retiree benefits, Mr. Thurman would be considered to have remained an employee for a period of three years following termination. Mr. Thurman would also receive a payment equal to any excise taxes (with a full gross-up) he incurs under Section 4999 of the Internal Revenue Code in connection with any payments made to him in the event the Company undergoes a change in control.

Termination Due to Death

In the event that his employment is terminated due to death, Mr. Thurman would be entitled to receive the following benefits:  (i) each equity grant held by Mr. Thurman would immediately vest and, to the extent subject to an exercise period, would remain exercisable for one year (but not beyond the expiration term), (ii) his prorated annual cash incentive bonus for the year of termination, (iii) a lump sum cash payment equal to two times Mr. Thurman’s then-current base salary and (iv) continuing medical and dental coverage for Mr. Thurman’s family for twenty-four months at the Company’s expense.

Termination Due to Disability

In the event that his employment is terminated due to disability, Mr. Thurman would be entitled to receive the following payments and benefits:  (i) each equity grant held by Mr. Thurman would immediately vest and, to the extent subject to an exercise period, would remain exercisable for one year (but not beyond the expiration term), (ii) his prorated annual cash incentive bonus for the year of termination, (iii) a lump sum payment of his base salary through the date of the long-term disability program elimination period, (iv) a lump sum cash payment equal to two times Mr. Thurman’s then-current base salary, (v) disability benefits in accordance with any long-term disability program then in effect for the Company’s senior executives and (vi) continuing medical and dental coverage for Mr. Thurman and his family for up to eighteen months at the Company’s expense.

Termination Due to Non-Renewal of the Employment Agreement by the Company

In the event that his employment is terminated due to non-renewal by the Company, Mr. Thurman would be entitled to receive (i) an amount equal to his then-current base salary payable in twelve equal monthly installments and (ii) his prorated annual cash incentive bonus for the year of termination.

Change in Control

In the event of a change in control, each equity grant held by Mr. Thurman that had not already vested would immediately vest and, to the extent subject to an exercise period, would remain exercisable until the later of the date that is specified in the relevant equity compensation plan or equity grant instrument. As described above, Mr. Thurman would be entitled to receive a payment equal to the excise taxes due under Section 4999 of the Internal Revenue Code with respect to payments made to him in connection with the change in control together with a full gross up payment.

Release and Covenant

To the fullest extent permitted by applicable law, the Company’s obligation to pay or provide benefits to Mr. Thurman under his employment agreement will be conditioned upon his execution of a general release in favor of the Company. Mr. Thurman has also agreed not to compete with the Company or solicit its employees or customers during employment and for a period of one year following termination of employment for any reason.

The following table summarizes the payments payable to Mr. Thurman based on the assumptions described above.

Randy Thurman	Termination w/o Cause or for Good Reason (other than in connection with a change in control)	Termination w/o Cause or for Good Reason (within 18 mos. following change in control)	Death	Disability	Expiration of Employment Term	Change in Control
Base Salary & Bonus	$3,400,000	$5,100,000	$1,400,000	$1,750,000	$700,000	$0
Pro Rata Bonus	$700,000	$1,000,000	$700,000	$700,000	$700,000	$0
Value of Acceleration of Equity Grant	$2,043,422	$2,043,422	$2,043,422	$2,043,422	$0	$2,043,422
Health Benefits	$29,607	$59,215	$39,477	$29,607	$0	$0
Insurance	$1,469	$2,938	$1,959	$1,469	$0	$0
Perquisites	$18,750	$37,500	$25,000	$18,750	$0	$0
Excise Tax Gross-Up	$0	$2,841,070	$0	$0	$0	$0
Total	$6,193,248	$11,084,145	$4,209,858	$4,543,248	$1,400,000	$2,043,422

Martin P. Galvan and Edward Pulwer

Termination by the Executive Officer for Good Reason or Termination by the Company without Cause (Other than in Connection with a Change in Control)

In the event that Mr. Galvan or Mr. Pulwer terminates employment for good reason (as defined in their respective employment agreements) or the Company terminates Mr. Galvan’s or Mr. Pulwer’s employment without cause, each equity grant held by the executive would immediately vest and, to the extent subject to an exercise period, would remain exercisable for a period of one year (but not beyond the expiration term). In addition, the executive would be entitled to receive his prorated annual cash incentive bonus and a lump sum payment in an amount equal to one hundred fifty percent of the sum of (i) the executive’s annual base salary then in effect and (ii) his most recent short and long-term cash incentive bonus. The executive would also be entitled, at the Company’s expense, to outplacement services of up to $20,000, and continuing medical and dental coverage for up to eighteen months at the Company’s expense.

Termination by the Executive Officer for Good Reason or Termination by the Company without Cause or (within 18 months of a Change in Control)

If a change in control (as defined in Mr. Galvan’s and Mr. Pulwer’s respective employment agreements) occurs and Mr. Galvan’s or Mr. Pulwer’s employment is terminated by the Company without cause or by Mr. Galvan or Mr. Pulwer for good reason within (a) six months prior to a change in control and the executive can reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change in control or otherwise arose in connection with or anticipation of a change in control, or (b) the eighteen month period following a change in control, the executive would be entitled to a lump sum payment of the following: (i) his annual bonus paid for the most recently completed fiscal year prorated through the termination date and (ii) one hundred fifty percent of the sum of his highest annual base salary and bonus in any rolling twelve-month period during the five-year period prior to the change in control. In addition, at the Company’s expense, the executive would be entitled to receive outplacement services of up to $20,000, continuing medical and dental coverage for a period of up to eighteen months and, for purposes of determining eligibility of the executive for retiree benefits, the executive would be considered to have remained an employee for a period of three years following termination. Mr. Galvan and Mr. Pulwer would also each receive a payment equal to any excise taxes (with a full gross-up) he incurs under Section 4999 of the Internal Revenue Code in connection with any payments made to him in the event the Company undergoes a change in control.

Termination Due to Death

In the event that employment is terminated due to death, each of Messrs. Galvan and Pulwer would be entitled to receive the following benefits:  (i) each equity grant held by the executive would immediately vest and, to the extent subject to an exercise period, would remain exercisable for one year (but not beyond the expiration term) and (ii) his prorated annual cash incentive bonus for the year of termination.

Termination Due to Disability

In the event that employment is terminated due to disability, each of Messrs. Galvan and Pulwer would be entitled to receive the following benefits:  (i) each equity grant held by the executive would immediately vest and, to the extent subject to an exercise period, would remain exercisable for one year (but not beyond the expiration term), (ii) his prorated annual cash incentive bonus for the year of termination, (iii) a lump sum payment of his base salary through the date of the long-term disability program elimination period, (iv) disability benefits in accordance with any long-term disability program then in effect for the Company’s senior executives and (v) continuing medical and dental coverage for the executive and his family for up to eighteen months at the Company’s expense.

Termination Due to Non-Renewal of the Employment Agreement by the Company

In the event that employment is terminated due to non-renewal by the Company, each of Messrs. Galvan and Pulwer would be entitled to receive (i) an amount equal to fifty percent of his then-current base salary payable in twelve equal monthly installments, (ii) his prorated annual cash incentive bonus for the year of termination and (iii) continuing medical and dental coverage for up to twelve months at the Company’s expense.

Change in Control

In the event of a change in control, each equity grant held by Mr. Galvan and Mr. Pulwer that had not already vested would immediately vest and, to the extent subject to an exercise period, would remain exercisable until the later of the date that is specified in the relevant equity compensation plan or equity grant instrument. As described above, Messrs. Galvan and Pulwer would be entitled to receive a payment equal to the excise taxes due under Section 4999 of the Internal Revenue Code with respect to payments made to him in connection with the change in control together with a full gross up payment.

Release and Covenant

To the fullest extent permitted by applicable law, the Company’s obligation to pay or provide benefits to Mr. Galvan and Mr. Pulwer under their respective employment agreements will be conditioned upon the executive’s execution of a general release in favor of the Company. During employment and for a period of one year following termination of employment for any reason, Mr. Galvan and Mr. Pulwer have agreed not to compete with the Company or solicit its employees or customers.

The following table summarizes the payments payable to Mr. Galvan based on the assumptions described above.

Martin Galvan	Termination w/o Cause or for Good Reason (other than in connection with a change in control)	Termination w/o Cause or for Good Reason (within 18 mos. following change in control)	Death	Disability	Expiration of Employment Term	Change in Control
Base Salary & Bonus	$841,426	$841,426	$0	$160,000	$160,000	$0
Pro Rata Bonus	$192,000	$240,951	$192,000	$192,000	$192,000	$0
Value of Acceleration of Equity Grant	$416,424	$416,424	$416,424	$416,424	$0	$416,424
Health Benefits	$27,793	$27,793	$0	$27,793	$18,529	$0
Insurance	$1,469	$1,469	$0	$1,469	$979	$0
Perquisites	$18,750	$18,750	$0	$18,750	$12,500	$0
Excise Tax Gross-Up	$0	$429,363	$0	$0	$0	$0
Total	$1,497,862	$1,976,176	$608,424	$816,436	$384,008	$416,424

The following table summarizes the payments payable to Mr. Pulwer based on the assumptions described above.

Edward Pulwer	Termination w/o Cause or for Good Reason (other than in connection with a change in control)	Termination w/o Cause or for Good Reason (within 18 mos. following change in control)	Death	Disability	Expiration of Employment Term	Change in Control
Base Salary & Bonus	$910,869	$910,869	$0	$200,000	$200,000	$0
Pro Rata Bonus	$240,000	$207,246	$240,000	$240,000	$240,000	$0
Value of Acceleration of Equity Grant	$324,158	$324,158	$324,158	$324,158	$0	$324,158
Health Benefits	$28,877	$28,877	$0	$28,877	$19,251	$0
Insurance	$1,469	$1,469	$0	$1,469	$979	$0
Perquisites	$18,000	$18,000	$0	$18,000	$12,000	$0
Excise Tax Gross-Up	$0	$0	$0	$0	$0	$0
Total	$1,523,373	$1,490,619	$564,158	$812,504	$472,230	$324,158

Lori J. Cross and Arie Cohen

Termination without Cause (Other than in Connection with a Change in Control)

In the event of termination of employment by the Company without cause, Ms. Cross and Mr. Cohen would be entitled to receive a lump sum payment equal to the sum of his or her base salary and the most recent cash incentive bonus paid or the target bonus available under the Company’s management incentive bonus then in existence, whichever is higher, and continued medical and dental coverage for up to twelve months at the Company’s expense. Each equity grant held by Ms. Cross and Mr. Cohen that had vested prior to termination subject to an exercise period, would remain exercisable for a period of ninety days after termination (but not beyond the expiration term).

Termination by the Company without Cause (within 12 months of a Change in Control)

In the event employment is terminated due to non-renewal of employment by the Company following a change in control (as defined in each of Ms. Cross’ and Mr. Cohen’s respective employment agreements) but only upon the expiration of the initial employment term or renewal period in which a change in control occurs, each of Ms. Cross and Mr. Cohen will be entitled to receive the benefits granted in the case of termination without cause rather than non-renewal benefits, and the termination date through which benefits would be paid would be the last day of the remaining employment term. In the event that the employment of Ms. Cross or Mr. Cohen is terminated within twelve months following a change in control, he or she would be entitled to the greater of the benefits under either his or her employment agreement based on the reason for such termination or the change in control plan sponsored by the Company at such time, if any, but would not be eligible for benefits provided under both.

Termination Due to Death

In the event that employment is terminated due to death, each of Ms. Cross and Mr. Cohen would be entitled to receive the following benefits:  (i) each equity grant held by the executive would immediately vest and, to the extent subject to an exercise period, would remain exercisable for one year (but not beyond the expiration term) and (ii) his or her prorated annual cash incentive bonus for the year of termination.

Termination Due to Disability

In the event that employment is terminated due to permanent disability, each of Ms. Cross and Mr. Cohen would be entitled to receive the following benefits:  (i) each equity grant held by the executive would immediately vest and, to the extent subject to an exercise period, would remain exercisable for one year (but not beyond the expiration term), (ii) his or her prorated annual cash incentive bonus for the year of termination, (iii) a lump sum payment of his or her base salary through the date of the long-term disability program elimination period and (iv) disability benefits in accordance with any long-term disability program then in effect for the Company’s senior executives.

Termination Due to Non-Renewal of the Employment Agreement by the Company

In the event that employment is terminated due to non-renewal by the Company, each of Ms. Cross and Mr. Cohen would be entitled to receive a lump sum payment of his or her prorated annual cash incentive bonus and either three months of his or her base salary and continued medical and dental coverage for up to three months at the Company’s expense, if the Company requests that he or she discontinue employment for the remainder of the term or six months of his or her base salary and continued medical and dental coverage for up to six months at the Company’s expense if the Company requests that he or she continue to serve for the remainder of the employment term, subject to the Company’s right to terminate for cause.

Release and Covenant

Benefits and payments that are not unconditionally due under applicable law with respect to any of the foregoing terminations will be conditioned upon the execution of a general release within ten days of the applicable termination date. Ms. Cross and Mr. Cohen have each agreed not to compete with the Company or solicit its employees or customers during employment, and for a period of one year following termination of employment, for any reason. However, in the case of Ms. Cross, such restrictions will not apply to activities that compete with the Company generally but not with the NeuroCare division of the Company in particular.

The following table summarizes the payments payable to Ms. Cross based on the assumptions described above.

Lori J. Cross	Termination w/o Cause or for Good Reason (other than in connection with a change in control)	Termination w/o Cause or for Good Reason (within 18 mos. following change in control)	Death	Disability	Non-Renewal of Employment Agreement
Base Salary & Bonus	$457,500	$457,500	$0	$152,500	$152,500
Pro Rata Bonus	$0	$0	$152,500	$152,500	$152,500
Value of Acceleration of Equity Grant	$0	$0	$233,890	$233,890	$0
Health Benefits	$12,300	$12,300	$0	$0	$6,150
Insurance	$979	$979	$0	$0	$490
Perquisites	$0	$0	$0	$0	$0
Excise Tax Gross-Up	$0	$0	$0	$0	$0
Total	$470,779	$470,779	$386,390	$538,890	$311,640

The following table summarizes the payments payable to Mr. Cohen based on the assumptions described above.

Arie Cohen	Termination w/o Cause or for Good Reason (other than in connection with a change in control)	Termination w/o Cause or for Good Reason (within 18 mos. following change in control)	Death	Disability	Non-Renewal of Employment Agreement
Base Salary & Bonus	$480,000	$480,000	$0	$160,000	$160,000
Pro Rata Bonus	$0	$0	$160,000	$160,000	$160,000
Value of Acceleration of Equity Grant	$0	$0	$574,312	$574,312	$0
Health Benefits	$19,738	$19,738	$0	$0	$9,869
Insurance	$979	$979	$0	$0	$490
Perquisites	$0	$0	$0	$0	$0
Excise Tax Gross-Up	$0	$0	$0	$0	$0
Total	$500,717	$500,717	$734,312	$894,312	$330,359

Employment Agreements

Employment Agreement with Randy H. Thurman

On November 15, 2006 (the “Thurman Agreement Effective Date”), the Company and Randy H. Thurman entered into an agreement (the “Thurman Employment Agreement”), which amends and restates Mr. Thurman’s prior employment agreement with the Company dated November 29, 2004. Except as otherwise described herein, the Thurman Employment Agreement is effective as of the Thurman Agreement Effective Date.

The Thurman Employment Agreement sets forth the basic terms of employment for Mr. Thurman, including his base salary, bonus and the benefits to which he is entitled during the terms of his employment and in the event that his employment is terminated for various reasons. Pursuant to the Thurman Employment Agreement, Mr. Thurman is entitled to receive an annual base salary of $700,000, effective as of March 1, 2006.

The Thurman Employment Agreement with Mr. Thurman commences on the Thurman Agreement Effective Date and continues until December 31, 2009. Thereafter, the term of the Thurman Employment

Agreement automatically renews for a successive three-year term unless written notice is given by either party at least ninety days prior to the expiration of the applicable term.

Under the Thurman Employment Agreement, Mr. Thurman is eligible to participate in the Company’s annual cash incentive program with a target bonus of 100% of his base salary, or such other higher amount as may be determined by the Board. The Board has similar discretion with respect to any prorated annual bonus granted in the event of Mr. Thurman’s termination. Mr. Thurman is also eligible to participate in any other incentive programs established by the Company for its senior level executives.

Benefits Provided Upon Termination of Employment; Benefits Provided Upon a Change in Control; Other Termination Provisions

See “Potential Payments upon Termination or Change-in-Control—Randy H. Thurman.”

Restricted Stock Unit Grant

In connection with the execution of the Thurman Employment Agreement, the Board of Directors of the Company granted Mr. Thurman a restricted stock unit to purchase 26,000 shares of the Company’s common stock that will vest on December 31, 2009 (the expiration of the initial term of the Thurman Employment Agreement) or, if earlier, upon Mr. Thurman’s death or disability or a change of control of the Company.

Employment Agreements with Messrs. Galvan, Pulwer and Cohen and Ms. Cross

Effective as of May 26, 2006, the Company entered into amended and restated employment agreements (the “May 2006 Employment Agreements”) with each of the following executive officers of the company: Martin P. Galvan, Executive Vice President, Chief Financial Officer and Director, Investor Relations;  Edward Pulwer, then Executive Vice President and Group President, Respiratory Care; Arie Cohen, then Division President, Pulmonetic Systems, Inc.; and Lori J. Cross, Executive Vice President and Group President, NeuroCare. On September 26, 2006, Mr. Pulwer’s employment agreement was amended and restated. On November 15, 2006, Mr. Pulwer was promoted to Executive Vice President and Chief Operating Officer of the Company. In connection with this promotion, Mr. Pulwer’s employment agreement was further amended. Mr. Pulwer’s employment agreement, as amended, together with the May 2006 Employment Agreements, is referred to as the “Employment Agreements.”

The Employment Agreements set forth the basic terms of employment for each executive officer, including base salary, bonus and benefits to which each executive officer is entitled during the term of employment and in the event that employment is terminated for various reasons. Each executive officer’s annual base salary as defined in his or her respective Employment Agreement is as follows: Mr. Galvan: $320,000; Mr. Pulwer: $400,000 (effective as of November 13, 2006); Mr. Cohen: $320,000 (effective as of November 13, 2006); and Ms. Cross: $305,000. The Employment Agreements and the Retention Agreements are described in further detail below.

The Employment Agreements with Messrs. Galvan, Pulwer and Cohen and Ms. Cross provide for two-year terms and each term automatically renews for successive two-year terms unless written notice is given by either party at least 90 days prior to the expiration of the applicable term.

Under their Employment Agreements, Messrs. Galvan and Pulwer are each eligible for certain annual cash incentive bonuses and other benefits and shall each participate in (i) the Company’s annual cash incentive program with target bonus of 60% of his base salary for Messrs. Galvan and Pulwer, or such other higher amounts as may be determined by the Board, and (ii) any other incentive programs established by the Company for its senior level executives. The Board has similar discretion with respect to any prorated annual bonuses granted in the event of termination due to death, disability, termination by Messrs. Galvan or Pulwer for good reason or non-renewal of employment by the Company.

Under their Employment Agreements, Mr. Cohen and Ms. Cross shall each participate in (i) the Company’s management incentive plan with target bonuses of 50%, or such other amounts as may be determined by the Board or the appropriate committee or individual, and (ii) any other incentive programs established by the Company for its senior level executives.

Benefits Provided Upon Termination of Employment; Benefits Provided Upon a Change in Control; Other Termination Provisions

See “Potential Payments upon Termination or Change-in-Control.”

REPORT OF THE AUDIT COMMITTEE

The following is a report by the Company’s Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and operates pursuant to a formal written Charter. In accordance with the Charter, the Audit Committee completed its annual review of the adequacy of the Charter during fiscal year 2006. All of the members of the Audit Committee are independent directors. In addition, the Audit Committee annually selects the Company’s independent registered public accounting firm, subject to any action taken by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process, including its system of internal controls, and for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm both separately and together. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements for 2006, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee has discussed with Ernst & Young its independence from the Company and its management. The Audit Committee determined that the provision of certain services other than audit services by Ernst & Young was compatible with maintaining Ernst & Young’s independence.

The Committee has discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In its oversight function, the Committee relies on the representations of management and the independent registered public accounting firm and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the independent registered public accounting firm is in fact “independent.”

Based upon the Committee’s discussions with management and the independent registered public accounting firm and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006 for filing with the SEC.

AUDIT COMMITTEE
Thomas W. Hofmann, Chairman
Kirk E. Gorman
Elliot J. Sussman, M.D.
March 20, 2007

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED FEES

The Audit Committee has appointed Ernst & Young the Company’s independent registered public accounting firm for the fiscal year ended December 30, 2006, to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007. One or more representatives of Ernst & Young will be present at this year’s Annual Meeting of Stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The aggregate fees billed to the Company for professional services rendered for the years 2006 and 2005 were as follows:

Audit Fees

Fees for audit services totaled approximately $2,771,800 in 2006 and $2,220,500 in 2005, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees

Fees for audit related services totaled $53,800 in 2006 and $85,200 in 2005. Audit related services in 2006 consisted of due diligence in connection with potential acquisitions and an audit of our employee benefit plan. Audit related services in 2005 consisted of due diligence in connection with acquisitions and an audit of our employee benefit plan.

Tax Fees

Fees for tax services, including tax consulting, totaled $8,400 in 2006 and $0 in 2005.

All Other Fees

Other than the services described above, Ernst & Young did not provide any other services to the Company in 2006 and 2005.

Pre-approval Policies and Procedures

The Audit Committee has established policies and procedures for pre-approving fees paid for services provided by the Company’s independent registered public accounting firm. The Audit Committee pre-approves the audit fees for the year. The approval process for other services is based on the estimated cost of the service being provided. For significant fees, the process requires the Audit Committee to discuss the services to be provided in order to make an approval determination. The Audit Committee also pre-approves minor fees for recurring items such as technical accounting or tax consulting services that are not expected to exceed a minimal level. The Audit Committee Chairman has the authority to approve minor fees for all other items. The actual services provided are reviewed on an annual basis.

OTHER MATTERS

The Board is not aware of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations of these persons that no other reports were required, during the year ended December 30, 2006, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

RELATED TRANSACTIONS

The Company has no related party transactions. The Company’s Code of Conduct and Code of Business Conduct and Ethics for Directors, along with the Board’s application thereof, provide the guidelines for the review, approval or ratification of related person transactions. The policies apply to any transaction (1) in which the Company is a participant and any related person has a direct or indirect material interest and (2) that interferes with, or has the potential to interfere with, the interests or business of the Company or the individuals ability to carry out his or her responsibilities to the Company. The General Counsel, Chairman of the Nominating and Governance Committee and the Chairman of the Board are responsible for reviewing such transactions and determining if any such transaction warrants the consideration of the entire Board. The Company intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

ADVANCE NOTICE PROCEDURES

In accordance with the Company’s By-laws, notice relating to nominations for directors or proposed business to be considered at the Company’s annual meeting of stockholders in 2007 must be given no earlier than February 10, 2008 or later than March 11, 2008. The notice must meet certain other requirements set forth in the By-laws. Stockholders may request a copy of the By-law provisions discussed above from the Secretary, c/o VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428. These requirements do not affect the procedures for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the annual meeting of stockholders in 2008 concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than December 7, 2007.

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR
NOMINATION CANDIDATES FOR DIRECTOR

The Nominating and Governance Committee will consider director nominees recommended by stockholders who submit the following information in writing to the Secretary c/o VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428 by no earlier than February 10, 2008 or later than March 11, 2008:

•       the candidate’s name, age, business address and, if known, residence address;

•       the candidate’s principal occupation or employment;

•       the class and number of shares of stock of the Company that are beneficially owned by the candidate; and

•       any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation l4A under the Securities Exchange Act of 1934, as amended.

The nominating stockholder must also include the following information:

•       their name and address, as they appear on the Company’s books;

•       the class and number of shares of stock of the Company that are owned, beneficially and of record, by such stockholder;

•       a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; and

•       a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice.

The nominating stockholder must also include the following information about the beneficial owner, if any, on whose behalf the nomination is being made:

•       such beneficial owner’s name and address;

•       the class and number of shares of stock of the Company that are beneficially owned by such beneficial owner; and

•       a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.

In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company.

By order of the Board of Directors,
/s/ Matthew M. Bennett
Matthew M. Bennett
Secretary

Dated: April 5, 2007

Upon written request to the Secretary, c/o VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, the Company will provide, without charge, to any stockholder solicited hereby, a copy of its Annual Report on Form 10-K, including the financials and the schedules thereto.

VIASYS HEALTHCARE INC.

Annual Meeting of Stockholders — May 10, 2007

PROXY CARD	PROXY CARD

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of
Stockholders on May 10, 2007.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD

The undersigned hereby appoints Matthew M. Bennett and Martin P. Galvan, and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Thursday, May 10, 2007 at 8:30 A.M. local time, and at any adjournment thereof, upon all subjects that may properly come before the Annual Meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

The proxies will vote “FOR” the election of the nominees as Director if the applicable boxes are not marked, and at their discretion on any other matter that may properly come before the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

14475

ANNUAL MEETING OF STOCKHOLDERS OF

VIASYS HEALTHCARE INC.

May 10, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

 20830000000000000000 4                                                                                                 051007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of the Nominees as Directors for Terms Continuing through the 2008 Annual Meeting.				2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Randy H. Thurman	THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF
		O	Ronald A. Ahrens	THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT
☐	WITHHOLD AUTHORITY	O	Sander A. Flaum	AND ANNUAL REPORT OF VIASYS HEALTHCARE INC.
	FOR ALL NOMINEES	O	Kirk E. Gorman
☐	FOR ALL EXCEPT	O	Thomas W. Hofmann	PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED
	(See instructions below)	O	Fred B. Parks, Ph.D.	POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES CAN BE
		O	Rebecca W. Rimel	REPRESENTED AT THE MEETING.
		O	Elliot J. Sussman, M.D.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder			Date:	Signature of Stockholder		Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.